Exhibit 5.1

Baker & McKenzie.Wong & Leow (Reg. No. 200010145R) 8 Marina Boulevard #05-01 Marina Bay Financial Centre Tower 1 Singapore 018981 Tel: +65 6338 1888 Fax: +65 6337 5100 www.bakermckenzie.com

Asia Pacific
Bangkok
Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East & Africa
Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires
Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Valencia

Washington, DC

* Associated Firm

** In cooperation with
Trench, Rossi e Watanabe
Advogados

Date : June 16, 2022

To:

Primech Holdings Pte. Ltd.

23 Ubi Crescent

Singapore 408579

Board of Directors of Primech Holdings Pte. Ltd.

Dear Sirs

PRIMECH HOLDINGS PTE. LTD. (TO BE RENAMED PRIMECH HOLDINGS LTD.) (THE " COMPANY") - REGISTRATION STATEMENT ON FORM F-1 OF THE COMPANY

A. INTRODUCTION

1.1 We have acted as Singapore legal counsel to the Company in connection with the Offering (as defined below) and we refer to the Registration Statement on Form F- 1 (the "Registration Statement") filed on May 31, 2022 by the Company with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the public offering ("Offering") of new ordinary shares in the capital of the Company (“Shares”) being offered by the Company ("Offer Shares"), pursuant to the Underwriting Agreement (as defined below). This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

1.2 This opinion is to be governed by and construed in accordance with the laws of the Republic of Singapore. We are not obliged to update this opinion to reflect any legal or legislative developments, or other changes to law or fact, nor are we obliged to notify the addressee(s) of this opinion of any subsequent changes or modifications to the law and regulations, or to the administrative interpretations thereof, arising after the date of this opinion. We have taken instructions solely from the Company.

B. DOCUMENTS

2.     In rendering this opinion, we have examined:

2.1 the form of underwriting agreement (the “Underwriting Agreement”) filed as Exhibit 1.1 to the Registration Statement, to be entered into among the Company and Pacific Century Securities, LLC (the “Underwriter”);

Baker & McKenzie.Wong & Leow is incorporated with limited liability and is a member of Baker & McKenzie International.

2.2	a copy of the Registration Statement on Form F-1 filed on May 31, 2022;

2.3	a copy of the Certificate of Incorporation of the Company issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) on December 29, 2020;

2.4	a copy of the Constitution of the Company dated December 29, 2020;

2.5	copies of the resolutions in writing of the Board of Directors of the Company dated January 29, 2021 and June 2, 2022 (“Company Board Resolutions”);

2.6	a copy of the resolution passed by the shareholders of the Company dated June 2, 2022 (“Company Shareholder Resolutions”); and

2.7	such other documents as we have considered necessary or desirable to examine in order that we may render this opinion, (collectively, the “Documents”).

3.	For the purpose of this legal opinion, we have not examined any documents other than those specifically listed in paragraph 2 of this legal opinion and such other documents as we may deem necessary or desirable to examine for rendering this opinion. In particular, save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document.

C.	ASSUMPTIONS

4.	We have assumed (without enquiry and with your consent):

4.1	the correctness of all facts stated in all documents submitted to us;

4.2	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

4.3	that the copies of the Constitution of the Company, and its Certificate of Incorporation are true, complete and up-to-date copies;

4.4	that the copies of the Company Board Resolutions and the Company Shareholder Resolution are true, complete and up-to-date copies and have not been revoked or amended, and all representations, warranties and factual statements contained in all documents listed in in paragraph 2 above are true and correct;

4.5	that there are no provisions of the laws of any jurisdiction (other than the Republic of Singapore) which may be contravened by the execution or delivery of the Documents and that, insofar as any obligation expressed to be incurred or performed under the Documents fails to be performed in or is otherwise subject to the laws of any jurisdiction other than the Republic of Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

4.6	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency in jurisdictions other than the Republic of Singapore and all other requirements for the legality, validity and enforceability of each of the Documents in jurisdictions other than the Republic of Singapore have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

4.7	that the execution and delivery by the Company and the performance of their obligations under the Documents to which it is a party do not contravene any provision of the laws of any jurisdiction (other than the Republic of Singapore) to which the Company or any of their assets are subject and no consent, approval, authorisation or order of or qualification with any governmental body or agency outside the Republic of Singapore is required for the performance by the Company of its obligations under the transaction documents to which it is a party;

4.8	that the Offer Shares will be duly offered, sold and delivered in accordance with the terms of the Underwriting Agreement and the final Registration Statement;

4.9	that the information disclosed by the electronic composite litigation searches and company winding-up searches made on February 4, 2021, November 8, 2021 and June 2, 2022 of the Cause Book Search of the Singapore Judiciary’s Integrated Electronic Litigation System for the period from January 1, 2018 to June 2, 2022 (the “Court Searches”) is true, complete and accurate, and that such information has not since then been materially altered, and that the Court Searches did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the Court Searches;

4.10	that the information disclosed by the searches made on June 2, 2022 (the “ACRA Searches”) with ACRA in Singapore on the Company is true, complete and accurate, and that such information has not since then been materially altered, and that the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public records at the time of the ACRA Searches;

4.11	that where a document has been submitted to us in draft form, it will be executed in the form of that draft; and

4.12	the board of directors of the Company or, as the case may be, such person(s) as authorised by the board of directors of the Company shall, before the issue of the Offer Shares to be issued under the Underwriting Agreement, resolve to approve the allotment and issue of such number of Offer Shares to be sold to the Underwriter under the Underwriting Agreement at the offering price at which such Offer Shares will be offered.

D.	OPINION

5.	Based on and subject to the foregoing and subject to the qualifications set forth below, we are of the opinion that:

5.1	the Company has been duly incorporated and is validly existing as a company under the laws of the Republic of Singapore; and

5.2	the Offer Shares to be issued under the final Underwriting Agreement will have been duly authorised by the Company for issuance and subscription in accordance with the provisions of the final Underwriting Agreement and, when issued and delivered by the Company pursuant to the provisions of the final Underwriting Agreement against payment of the full consideration payable for such Offer Shares, will be validly issued, fully paid and non-assessable.

6.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Offer Shares means under Singapore law that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

7.	This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore. With respect to matters of fact material to this opinion, we have relied on the responsible officers of the Company.

E.	ACRA AND COURT SEARCHES

8.	The ACRA Searches and the Court Searches have revealed no law suits, legal proceedings filed or judgment against the Company for the period from 1 January 2018 to June 2, 2022 in the courts of the Republic of Singapore, and no order or resolution for the winding-up of or notice of appointment of a receiver or judicial manager in respect of the Company. It should be noted that such searches are not capable of revealing whether or not a winding-up petition has been presented. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

E.	QUALIFICATIONS

9.	Our opinion is subject to the following:

9.1	we have not investigated or verified the accuracy of the facts and information, or the reasonableness of any assumptions, statements of opinion or intention, contained in the documents referred to in paragraph 2 above, and have not attempted to determine whether any material fact has been omitted from such documents;

9.2	we have relied on electronic searches of the publicly available records of ACRA, the Supreme Court of Singapore and the State Courts of Singapore and the records disclosed by such searches may not be complete or up-to- date;

9.3	our advice is strictly limited to matters stated in this opinion and is not to be construed as extending by implication to all the documents listed in paragraph 2 above, or to any other matter or document in connection with, or referred to, in such document;

9.4	we are not responsible for investigating or verifying the accuracy or completeness of any facts, we do not express any opinions as to any matters of fact generally, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Documents. In addition, we are not responsible for investigating or verifying that no material facts have been omitted from the Documents;

9.5	we express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the transaction documents by reference to a law other than that of the Republic of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions; and

9.6	this opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorization and approvals referred to in paragraph 2 of this opinion and on the basis of the laws of the Republic of Singapore in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the Republic of Singapore after the date of this opinion that may later, affect or modify the opinion expressed herein.

10.	We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practicing Singapore law in the Republic of Singapore, having our role in connection with the Offering, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

11.	This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering or otherwise including, but without limitation, any other document signed in connection with the Offering. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

12.	This opinion is given only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person(s)’ purposes, and is strictly limited to the matters stated in this opinion and is not to be read as extending by implication to any other matter, or otherwise including, but without limitation, any other matter signed in connection with the Offering. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be transmitted or disclosed to, or relied upon by, any other person, nor is it to be used or relied upon for any other purpose, or quoted or referred to in any public document or filed with any governmental or other authorities, without our prior written consent, unless the person to whom it is addressed is required to do so by law, regulation or any governmental or regulatory authority or to produce a copy in court or arbitration proceedings relating to the Offering. For the avoidance of doubt, a copy of this letter may be included in the closing set memorialising the Offering.

Yours sincerely

Baker & McKenzie.Wong & Leow
Date: June 16, 2022